CONFIRMING STATEMENT


	This Statement confirms that the undersigned, Kurt Richarz, has authorized and designated each of William O. Sweeney, General Counsel and Secretary, Maxtor Corporation, Dawn C. Anderson, Assistant Secretary, Maxtor Corporation, and Susan M. Thevenet, Assistant Secretary, Maxtor Corporation individually, to execute and file on the undersigned's behalf an application to obtain SEC EDGAR Filing Codes required for Section 16 filings together with all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Maxtor Corporation. The authority of each of William O. Sweeney, Dawn C. Anderson, and Susan M. Thevenet individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor Corporation, unless earlier revoked in writing. The undersigned acknowledges that each of William O. Sweeney, Dawn C. Anderson, and Susan M. Thevenet, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  1/3/06                        /s/ Kurt Richarz
                                     Kurt Richarz